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                                                                       EXHIBIT 8

                               ALSTON & BIRD LLP


                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-4777
                                 www.alston.com




Philip C. Cook                                       Direct Dial (404) 881-7000

                                December 4, 1997


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Greenville Financial Corporation
290 South Pleasantburg Drive
Greenville, South Carolina  29607

         Re: Proposed Merger of Greenville Financial Corporation with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Greenville Financial Corporation ("GFC"), a corporation organized and existing under the laws of the State of South Carolina, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger by and between GFC and Regions, dated as of September 4, 1997 (the "Agreement"). Following the Merger, Greenville National Bank, a wholly owned, first-tier banking subsidiary of GFC, may be merged (the "Bank Merger") with and into a wholly owned, first-tier banking subsidiary of Regions. In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 2



                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)     the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on December 4, 1997, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of Greenville Financial Corporation; and

         (3)     such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and GFC and through certificates provided by the management of Regions and the management of GFC.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking related services to consumers and businesses, and strengthen market position and increase financial resources to meet competitive challenges within the Greenville, South Carolina market area. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, GFC shall be merged into and with Regions in accordance with the provisions of Section 252 of the DGCL with the effect provided in Section 259 of the DGCL and in accordance with Section 33-11-107 of the SCBCA with the effect provided in Section 33-11-106 of the SCBCA (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of GFC and Regions.

         (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 3




         (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of GFC Common Stock (excluding shares held by GFC or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.2 shares of Regions Common Stock (the "Exchange Ratio").

         (3) In the event GFC changes the number of shares of GFC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         (4) Each of the shares of GFC Common Stock held by any GFC Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (5) Any holder of shares of GFC Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 13-13-101, et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the SCBCA and surrendered to GFC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of GFC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of GFC Common Stock is entitled under Article Three of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of GFC Common Stock held by such holder. GFC will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 4


dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to GFC.

         (6) Notwithstanding any other provision of the Agreement, each holder of shares of GFC Common Stock exchanged pursuant to the Merger, or of options to purchase shares of GFC Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options.

         (7) At the Effective Time, all rights with respect to GFC Common Stock pursuant to stock options ("GFC Options") granted by GFC under the GFC Stock Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each GFC Option, in accordance with the terms of the GFC Stock Plan and stock option agreement by which it is evidenced.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration, if any, received in the aggregate by the stockholders of GFC will be approximately equal to the fair market value of the GFC Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders op GFC who own one percent (1%) or more of GFC Common Stock, and to the best of the knowledge of the management of GFC, there is no plan or intention on the part of the remaining stockholders of GFC to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of GFC Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of GFC Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding GFC Common Stock as of the Effective Time. Moreover, shares of GFC Common Stock and shares of Regions Common Stock held by GFC stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 5



         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former GFC stockholders.

         (4) Regions has no plan or intention to dispose of any of the assets of GFC acquired in the transaction, except for dispositions made in the ordinary course of business, transfers described in Section 368(a)(2)(C) or pursuant to the Bank Merger.

         (5) The liabilities of GFC assumed by Regions and the liabilities to which the transferred assets of GFC are subject were incurred by GFC in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of GFC or use a significant portion of GFC's historic business assets in a business.

         (7) Regions, GFC, and the stockholders of GFC will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between GFC and Regions that was issued, acquired, or will be settled at a discount.

         (9) GFC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of GFC transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash to GFC stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the GFC stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the GFC stockholders in exchange for their shares of GFC Common Stock. The fractional share interests of each GFC stockholder will be aggregated, and no GFC stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 6




         (12) None of the compensation received by any stockholder-employees of GFC will be separate consideration for, or allocable to, any of their shares of GFC Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees of GFC will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of GFC will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of GFC's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) GFC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which GFC is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by GFC, in the case of a first-tier subsidiary of GFC or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor GFC is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

         (15) The Agreement represents the entire understanding of GFC and Regions with respect to the Merger.

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 7




                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and GFC (including the representation that GFC stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the DGCL and the SCBCA, the Merger will be a reorganization within the meaning of
Section 368(a) of the Code. GFC and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The stockholders of GFC will recognize no gain or loss upon the exchange of all of their GFC Common Stock solely for shares of Regions Common Stock.

        (3) The aggregate tax basis of the Regions Common Stock received by the GFC stockholders in the proposed transaction will, in each instance, be the same as the aggregate tax basis of the GFC Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the GFC stockholders will, in each instance, include the period during which the GFC Common Stock surrendered in exchange therefor was held, provided that the GFC Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to GFC stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

         (6) Where solely cash is received by a GFC stockholder in exchange for GFC Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's GFC Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied

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Regions Financial Corporation
Greenville Financial Corporation
December 4, 1997
Page 8




upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to the Bank Merger, intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of Regions, GFC and GFC's stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.




                                  Very truly yours,

                                  ALSTON & BIRD LLP



                                  By: /s/ Philip C. Cook
                                      ----------------------------------------
                                      Philip C. Cook